Exhibit 99.1
IN THE COMMON PLEAS COURT
OF CUYAHOGA COUNTY, OHIO

ELECTRICAL WORKERS PENSION FUND,	)	Case No. 09-cv-687985
LOCAL 103, I.B.E.W., Derivatively on Behalf	)	Judge Peter J. Corrigan
of AMERICAN GREETINGS	)
CORPORATION,	)	NOTICE OF PROPOSED SETTLEMENT OF
Plaintiff,	)	SHAREHOLDER DERIVATIVE ACTION
)
vs.	)
)
MORRY WEISS, et al.,	)
)
Defendants,	)
)
— and —)
)
AMERICAN GREETINGS CORPORATION,	)
an Ohio corporation,	)
)
Nominal Defendant.	)
)
)

TO:	ALL CURRENT RECORD HOLDERS AND BENEFICIAL OWNERS OF COMMON STOCK OF AMERICAN GREETINGS CORPORATION (“AMERICAN GREETINGS” OR THE “COMPANY”) AS OF JUNE 17, 2011 (THE “RECORD DATE”) (“CURRENT AMERICAN GREETINGS SHAREHOLDERS”)

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. THIS NOTICE RELATES TO A PROPOSED SETTLEMENT AND DISMISSAL OF THE ABOVE-CAPTIONED SHAREHOLDERS’ DERIVATIVE ACTION AND CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS. YOUR RIGHTS MAY BE AFFECTED BY THESE LEGAL PROCEEDINGS. IF THE COURT APPROVES THE SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE APPROVAL OF THE PROPOSED SETTLEMENT AND FROM PURSUING THE RELEASED CLAIMS.

IF YOU HOLD AMERICAN GREETINGS COMMON STOCK FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

THE COURT HAS MADE NO FINDINGS OR DETERMINATIONS CONCERNING THE MERITS OF THE ACTION. THE RECITATION OF THE BACKGROUND AND CIRCUMSTANCES OF THE SETTLEMENT CONTAINED HEREIN DOES NOT CONSTITUTE THE FINDINGS OF THE COURT. IT IS BASED ON REPRESENTATIONS MADE TO THE COURT BY COUNSEL FOR THE PARTIES.
     Notice is hereby provided to you of the proposed settlement (the “Settlement”) of this shareholder derivative lawsuit. This Notice is provided by Order of the Common Pleas Court of Cuyahoga County, Ohio (the “Court”). It is not an expression of any opinion by the Court. It is to notify you of the terms of the proposed Settlement, and your rights related thereto.
I. WHY THE COMPANY HAS ISSUED THIS NOTICE
     Your rights may be affected by the Settlement of the derivative action styled Electrical Workers Pension Fund Local 103, I.B.E.W. v. Weiss, et al., Case No. 09-cv-687985. Plaintiff Electrical Workers Pension Fund, Local 103, I.B.E.W. (“Plaintiff”), individual defendants Morry Weiss, Jeffrey Weiss, Zev Weiss, Scott S. Cowen, Joseph S. Hardin, Jr., Charles A. Ratner, Jerry Sue Thornton, Joseph B. Cipollone, Stephen R. Hardis,

and Harriet Mouchly-Weiss (“Individual Defendants”), and nominal party American Greetings (American Greetings and the Individual Defendants collectively, “Defendants”), have agreed upon terms to settle the Action on the terms set forth in the Stipulation of Settlement dated June 17, 2011 (“Stipulation”) which can be viewed and/or downloaded at http://investors.americangreetings.com.
     On September 16, 2011, at 10:30 a.m., the Court will hold a hearing (the “Final Hearing”) in the Action. The purpose of the Final Hearing is to determine: (i) whether the terms of the Settlement are fair, reasonable, and adequate and should be approved; (ii) whether a final judgment should be entered; and (iii) such other matters as may be necessary or proper under the circumstances.
II. SUMMARY OF THE ACTION
     On March 20, 2009, Plaintiff filed a shareholder derivative action in the Common Pleas Court of Cuyahoga County, Ohio (the “Court”), captioned Electrical Workers Pension Fund Local 103, I.B.E.W. v. Weiss, et al., Case No. 09-cv-687985 (the “Action”). Plaintiff’s complaint alleged causes of action for breach of fiduciary duties, abuse of control, gross mismanagement, constructive fraud, corporate waste, and unjust enrichment on the basis of allegations that certain of American Greetings’ historical stock option grants were “backdated” in contravention of the Company’s governing stock option plans and applicable laws.
     On April 17, 2009, Defendants removed the case to the United States District Court for the Northern District of Ohio (“District Court”). On June 2, 2009, Plaintiff moved to remand the case back to this Court. On March 1, 2010, the District Court remanded the case back to the Court.
     After remand, Defendants immediately moved to transfer the case to the Common Plea Court’s Commercial Docket. After briefing on the matter, the Court denied the motion.

Thereafter, Defendants appealed the Court’s ruling to the Administrative Presiding Judge, and, after briefing, Judge Fuerst rejected the appeal. Then, on April 2, 2010, Defendants filed a Writ of Prohibition and Mandamus in the Ohio Supreme Court over the judges’ orders precluding transfer of the case to the Commercial Docket. Plaintiff intervened and moved to dismiss the Writ. That motion was denied after briefing. During the remainder of 2010, the Settling Parties submitted further briefing and evidence, and amicus briefs were also filed. On December 1, 2010, the Ohio Supreme Court dismissed Defendants’ Writ.
     During the pendency of the Writ, Plaintiff propounded document requests on the Individual Defendants and the Company. Defendants produced thousands of pages of documents in response to Plaintiff’s request. Plaintiff’s Counsel reviewed and analyzed the documents produced and determined that certain documents that were sought, were in fact, not produced. Accordingly, after extensive meet and confers with counsel for Defendants, Plaintiff filed a motion to compel production of documents upon return of the case from the Ohio Supreme Court. Following a case management conference on December 22, 2010, the Court set trial for February 21, 2012, with a fact discovery cutoff of July 1, 2011.
     After remand of the Action, the parties began discussing settlement. On January 26, 2011, the parties participated in mediation before Justice Howard B. Wiener (Ret.). With the substantial assistance of Justice Wiener, the Settling Parties reached an agreement-in-principle to settle the Action. Thereafter, the Settling Parties continued negotiations and reached an agreement to settle the Action on the terms set forth in the Stipulation and summarized in this Notice.
III. TERMS OF THE PROPOSED DERIVATIVE SETTLEMENT
     The principal terms, conditions, and other matters that are part of the Settlement, are summarized below. This summary should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation, which has been filed with the Court and can be viewed and/or downloaded at http://investors.americangreetings.com.
     The Settling Parties, with the substantial assistance of the mediator, the Honorable Howard B. Wiener (Ret.) Justice of the California Court of Appeals, have reached an agreement to resolve the Action. The Settlement includes valuable corporate governance benefits for American Greetings and its shareholders, as detailed below.
     1. American Greetings and Plaintiff have conducted extensive, arm’s-length negotiations and have reached agreement regarding various corporate governance issues, including internal controls and procedures at the Company. As a result of the filing, prosecution, and settlement of the Action, the Company will or has, among other things, revised option measurement dates, improved internal controls, changed its board composition and practices, changed compensation practices, including stock option plans and option granting practices and procedures, adopted a policy regarding forfeiture of incentive-based compensation, and established an independent Audit Committee. American Greetings and the Individual Defendants acknowledge and agree that the Action was a material causal factor in the Company’s decision to implement these measures and American Greetings further acknowledges and agrees that these measures are significant and extensive and confer substantial benefits upon American Greetings and its shareholders by, among other things, helping to prevent the manipulation of stock options and other equity awards in the future.
     2. The Stipulation also provides for the entry of judgment dismissing the Action against American Greetings and the Individual Defendants with prejudice and, as explained in more detail in the Stipulation, barring and releasing certain known or unknown claims that have been or could have been brought in any court by the Plaintiff in the Action or by American Greetings or any of its shareholders, derivatively against American Greetings and the Individual Defendants relating to any of the claims or matters that were or could have been alleged concerning American Greetings’ stock option granting practices, disclosures or any other matter related to the allegations in the Action.
IV. PLAINTIFF’S COUNSEL’S ATTORNEYS’ FEES AND EXPENSES
     After negotiating the corporate governance measures, counsel for the Plaintiff and the Company, with the substantial assistance of the mediator, the Honorable Howard B. Wiener (Ret.), negotiated the attorneys’ fees and expenses that American Greetings would pay to Plaintiff’s Counsel. As a result of these negotiations, and in light of the substantial benefit conferred, American Greetings has agreed to pay or cause to be paid as part of the Settlement, $3 million to Plaintiff’s Counsel for their fees and expenses. To date, Plaintiff’s Counsel have not received any payments for their efforts on behalf of American Greetings shareholders. The Fee and Expense Award will compensate Plaintiff’s Counsel for their efforts in prosecuting this Action and the substantial benefits achieved for American Greetings and its shareholders.
V. REASONS FOR THE SETTLEMENT
     The Court did not decide in favor of Plaintiff or Defendants. The proposed Settlement was negotiated at length by attorneys for the parties with the substantial assistance of Judge Wiener. The attorneys for all of the parties have extensive experience in shareholder derivative cases, and they all believe the Settlement is in the best interest of their clients. American Greetings and the Plaintiff believe that the Settlement provides substantial benefits upon American Greetings and its shareholders.
A.	Why Did Plaintiff Agree to Settle?
     Plaintiff’s Counsel conducted an extensive investigation relating to the claims and the underlying events and transactions alleged in the Action. Plaintiff’s Counsel have analyzed the evidence adduced during their investigation, and have researched the applicable law with respect to the claims of the Plaintiff and American Greetings and its shareholders against the Defendants and the potential defenses thereto.
     Based upon their investigation as set forth above, Plaintiff and its counsel have concluded that the terms and conditions of the Stipulation are fair, reasonable, and adequate to Current American Greetings Shareholders, and American Greetings, and in their best interests, and have agreed to settle the claims raised in the Action pursuant to the terms and provisions of the Stipulation after considering, among other things: (a) the substantial benefits that American Greetings and its shareholders have received or will receive from the Settlement, (b) the attendant risks of continued litigation of the Action, (c) actions taken by the Company and its Board of Directors in response to alleged options dating issues at American Greetings, and (d) the desirability of permitting the Settlement to be consummated.
     In particular, Plaintiff and its counsel considered the significant litigation risk inherent in this shareholder derivative action. The law imposes significant burdens on plaintiffs for pleading and proving a shareholder derivative claim. While Plaintiff believes its claims are meritorious, Plaintiff acknowledges that there is a substantial risk that the Action may not succeed in producing a recovery in light of the applicable legal standards and possible defenses. Plaintiff and its counsel believe that, under the circumstances, they have obtained the best possible relief for American Greetings and its shareholders.
B.	Why Did the Defendants Agree to Settle?
     The Individual Defendants have strenuously denied, and continue strenuously to deny, each and every allegation of liability made against them or that could have been made against them in the Action, and assert that they have meritorious defenses to those claims and that judgment should be entered dismissing all claims against them with prejudice. The Individual Defendants have thus entered into the Stipulation solely to avoid the continuing additional expense, inconvenience, and distraction of this burdensome litigation and to avoid the risks inherent in any lawsuit, and without admitting any wrongdoing or liability whatsoever.
VI. FINAL HEARING
     On September 16, 2011, at 10:30 a.m., the Court will hold the Final Hearing at 1200 Ontario Street, Cleveland, Ohio. At the Final Hearing, the Court will consider whether the terms of the Settlement are fair, reasonable, and adequate and thus should be finally approved and whether the Action should be dismissed with prejudice pursuant to the Stipulation.
VII. RIGHT TO ATTEND FINAL HEARING
     Any Current American Greetings Shareholder may, but is not required to, appear in person at the Final Hearing. If you want to be heard at the Final Hearing, then you must first comply with the procedures for objecting, which are set forth below. The Court has the right to change the hearing date or time without further notice. Thus, if you are planning to attend the Final Hearing, you should confirm the date and time before going to the Court. CURRENT AMERICAN GREETINGS SHAREHOLDERS WHO HAVE NO OBJECTION TO THE SETTLEMENT DO NOT NEED TO APPEAR AT THE FINAL HEARING OR TAKE ANY OTHER ACTION.
VIII. RIGHT TO OBJECT TO THE SETTLEMENT AND PROCEDURES FOR DOING SO
     You have the right to object to any aspect of the Settlement. You must object in writing, and you may request to be heard at the Final Hearing. If you choose to object, then you must follow these procedures.
A.	You Must Make Detailed Objections in Writing
     Any objections must be presented in writing and must contain the following information:

     1. Your name, legal address, and telephone number;
     2. Proof of being a Current American Greetings Shareholder as of the Record Date;
     3. The date(s) you acquired your American Greetings shares;
     4. A statement of your position with respect to the matters to be heard at the Final Hearing, including a statement of each objection being made;
     5. The grounds for each objection or the reasons for your desiring to appear and to be heard;
     6. Notice of whether you intend to appear at the Final Hearing (this is not required if you have lodged your objection with the Court); and
     7. Copies of any papers you intend to submit to the Court, along with the names of any witness(es) you intend to call to testify at the Final Hearing and the subject(s) of their testimony.
     8. The Court may not consider any objection that does not substantially comply with these requirements.
B.	You Must Timely Deliver Written Objections to the Court, Plaintiff’s Counsel, and Defendants’ Counsel
     YOUR WRITTEN OBJECTIONS MUST BE ON FILE WITH THE CLERK OF THE COURT NO LATER THAN September 2, 2011. The Court Clerk’s address is:
Clerk of the Court
Cuyahoga County Common Pleas Court
1200 Ontario Street
Cleveland, OH 44113
     YOU ALSO MUST DELIVER COPIES OF THE MATERIALS TO PLAINTIFF’S COUNSEL AND COUNSEL FOR DEFENDANTS SO THEY ARE RECEIVED NO LATER THAN September 2, 2011. Counsel’s addresses are:

Counsel for Plaintiff
Jeffrey D. Light
ROBBINS GELLER RUDMAN & DOWD LLP
655 West Broadway, Suite 1900
San Diego, CA 92101
Counsel for Individual Defendants
Carl E. Volz
KATTEN MUCHIN ROSENMAN LLP
525 West Monroe, Suite 1600
Chicago, IL 60661
Counsel for Nominal Defendant American Greetings Corporation
John D. Parker
BAKER HOSTETLER
PNC Center
1900 East 9th Street, Suite 3200
Cleveland, Ohio 44114-3482
Unless the Court orders otherwise, your objection will not be considered unless it is timely filed with the Court and delivered to Plaintiff’s Counsel and counsel for Defendants.
     Any Person or entity who fails to object or otherwise request to be heard in the manner prescribed above will be deemed to have waived the right to object to any aspect of the Settlement or otherwise request to be heard (including the right to appeal) and will be forever barred from raising such objection or request to be heard in this or any other action or proceeding, unless otherwise ordered by the Court.
IX. HOW TO OBTAIN ADDITIONAL INFORMATION
     This Notice summarizes the Stipulation. It is not a complete statement of the events of the Action or the Stipulation.
     You may inspect the Stipulation and other papers in the Action at the Clerk’s office at any time during regular business hours of each business day. The Clerk’s office is located at Cuyahoga County Common Pleas Court, 1200 Ontario Street, Cleveland, Ohio.

     PLEASE DO NOT CALL, WRITE, OR OTHERWISE DIRECT QUESTIONS TO EITHER THE COURT OR THE CLERK’S OFFICE. Any questions you have about matters in this Notice should be directed by telephone to 800/449-4900 or in writing to Rick Nelson, Shareholder Relations, Robbins Geller Rudman & Dowd LLP, 655 West Broadway, Suite 1900, San Diego, CA 92101.

DATED June 30, 2011	BY ORDER OF THE COURT COURT OF COMMON PLEAS CUYAHOGA COUNTY, OHIO